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                                                                   Exhibit 23.10


                   [The British Linen Bank Limited Letterhead]



Board of Directors
Therapeutic Antibodies Inc.
1207 17th Avenue South
Suite 103
Nashville
TN37212
USA

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Therapeutic Antibodies Inc dated 27 May 1999, as Annex B to the joint proxy statement/prospectus of Therapeutic Antibodies Inc and Proteus International Plc which forms a part of the Registration Statement on Form F-4 relating to the proposed merger of Therapeutic Antibodies Inc and a newly formed wholly owned subsidiary of the Proteus International Plc and to the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder.



/s/ The British Linen Bank Limited

London, England
10 August 1999